Exhibit 14

Net 1 UEPS Technologies, Inc

A Message About the Code of Business Conduct and Ethics from the CEO

To All Officers, Directors and Employees:

     One of our Company’s most valuable assets is its integrity. Protecting this asset is the job of everyone in the Company. To that end, we have established a Code of Business Conduct and Ethics (the “Code”). The Code applies to every officer, director and employee. We also expect that those with whom we do business (including our agents, consultants, suppliers and customers) will also adhere to the Code. Our Code is designed to help you comply with the law and maintain the highest standards of ethical conduct. We have recently revised our Code to assure our compliance with the listing requirements of the Nasdaq Stock Market and certain other legal requirements. The Code does not cover every issue that may arise, but it sets out basic principles and a methodology to help guide you in the attainment of this common goal.

     All of the Company’s officers, directors and employees must carry out their duties in accordance with the policies set forth in this Code and with applicable laws and regulations. To the extent that other Company polices and procedures conflict with this Code, you should follow this Code. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action up to and including termination. Disciplinary action also may apply to an employee’s supervisor who directs or approves the employee’s improper actions, or is aware of those actions but does not act appropriately to correct them. In addition to imposing its own discipline, the Company may also bring suspected violations of law to the attention of the appropriate law enforcement personnel. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the procedures described in Sections 10 and 11 of the Code.

Serge Belamant
Chief Executive Officer

Net 1 UEPS Technologies, Inc

CODE OF BUSINESS CONDUCT AND ETHICS

I.	POLICY STATEMENT

     The Nasdaq rules require that Net 1 UEPS Technologies, Inc (the “Company”) provide a code of conduct for all of its directors, officers and employees. This Company is committed to being a good corporate citizen. The Company’s policy is to conduct its business affairs honestly and in an ethical manner. That goal cannot be achieved unless you individually accept your responsibility to promote integrity and demonstrate the highest level of ethical conduct in all of your activities. Activities that may call into question the Company’s reputation or integrity should be avoided. The Company understands that not every situation is black and white. The key to compliance with the Code is exercising good judgment. This means following the spirit of this Code and the law, doing the “right” thing and acting ethically even when the law is not specific. When you are faced with a business situation where you must determine the right thing to do, you should ask the following questions:

  Am I following the spirit, as well as the letter, of any law or Company policy?

  Would I want my actions reported in the media?

  What would my family, friends or neighbours think of my actions?

  Will there be any direct or indirect negative consequences for the Company?

Managers set an example for other employees and are often responsible for directing the actions of others. Every manager and supervisor is expected to take necessary actions to ensure compliance with this Code, to provide guidance and assist employees in resolving questions concerning the Code and to permit employees to express any concerns regarding compliance with this Code. No one has the authority to order another employee to act contrary to this Code.

II.	COMPLIANCE WITH LAWS AND REGULATIONS

     The Company seeks to comply with both the letter and spirit of the laws and regulations in all countries in which it operates.

     The Company is committed to full compliance with the laws and regulations of the cities, states and countries in which it operates. You must comply with all applicable laws, rules and regulations in performing your duties for the Company. Numerous federal, state and local laws and regulations define and establish obligations with which the Company, its employees and agents must comply. Under certain circumstances, local country law may establish requirements that differ from this Code. You are expected to comply with all local country laws in conducting the Company’s business. If you violate these laws or regulations in performing your duties for the Company, you not only risk individual indictment, prosecution and penalties, and civil actions and penalties, you also subject the Company to the same risks and penalties. If you violate these laws in performing your duties for the Company, you may be subject to immediate disciplinary action, including possible termination of your employment or affiliation with the Company.

      As explained below, you should always consult your manager or the Compliance Officer with any questions about the legality of you or your colleagues’ conduct.

III.	FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

     It is of paramount importance to the Company that all disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company is full, fair, accurate, timely and understandable. You must take all steps available to assist the Company in these responsibilities consistent with your role within the Company. In particular, you are required to provide prompt and accurate answers to all inquiries made to you in connection with the Company’s preparation of its public reports and disclosure.

     The Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) are responsible for designing, establishing, maintaining, reviewing and evaluating on a quarterly basis the effectiveness of the Company’s disclosure controls and procedures (as such term is defined by applicable SEC rules). The Company’s CEO, CFO, controller and such other Company officers designated from time to time by the Audit Committee of the Board of Directors shall be deemed the Senior Officers of the Company. Senior Officers shall take all steps necessary or advisable to ensure that all disclosure in reports and documents filed with or submitted to the SEC, and all disclosure in other public communication made by the Company is full, fair, accurate, timely and understandable.

     Senior Officers are also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Senior Officers will take all necessary steps to ensure compliance with established accounting procedures, the Company’s system of internal controls and generally accepted accounting principles. Senior Officers will ensure that the Company makes and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. Senior Officers will also ensure that the Company devises and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

  transactions are executed in accordance with management’s general or specific authorization;

  transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (b) to maintain accountability for assets;

  access to assets is permitted, and receipts and expenditures are made, only in accordance with management’s general or specific authorization; and

  the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, all to permit prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements.

     Any attempt to enter inaccurate or fraudulent information into the Company’s accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

IV.	SPECIAL ETHICS OBLIGATIONS FOR EMPLOYEES WITH FINANCIAL REPORTING RESPONSIBILITIES

     Senior Officers each bear a special responsibility for promoting integrity throughout the Company. Furthermore, the Senior Officers have a responsibility to foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results of operation and financial condition and other financial information.

     Because of this special role, the Senior Officers are bound by the following Senior Officer Code of Ethics, and by accepting the Code of Business Conduct and Ethics each agrees that he or she will:

  Perform his or her duties in an honest and ethical manner.

  Handle all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner.

  Take all necessary actions to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications.

  Comply with all applicable laws, rules and regulations of federal, state and local governments.

  Proactively promote and be an example of ethical behavior in the work environment.
V.	INSIDER TRADING

     You should never trade securities on the basis of confidential information acquired through your employment or fiduciary relationship with the Company.

     You are prohibited under both federal law and Company policy from purchasing or selling Company stock, directly or indirectly, on the basis of material non-public information concerning the Company. Any person possessing material non-public information about the Company must not engage in transactions involving Company securities until this information has been released to the public. Generally, material information is that which would be expected to affect the investment decisions of a reasonable investor or the market price of the stock. You must also refrain from trading in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of material confidential information obtained in the course of your employment or service as a director. It is also illegal to recommend a stock to (i.e., “tip”) someone else on the basis of such information. If you have a question concerning appropriateness or legality of a particular securities transaction, consult with the Company’s Compliance Officer. Officers, directors and certain other employees of the Company are subject to additional responsibilities under the Company’s insider trading compliance policy, a copy of which has been provided to each such officer, director and employee, and which can be obtained from the Company’s Compliance Officer.

     Please refer to the Company’s website for our Insider Trading Policy.

VI.	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

     You must avoid any situation in which your personal interests conflict or even appear to conflict with the Company’s interests. You owe a duty to the Company not to compromise the Company’s legitimate interests and to advance such interests when the opportunity to do so arises in the course of your employment.

     You shall perform your duties to the Company in an honest and ethical manner. You shall handle all actual or apparent conflicts of interest between your personal and professional relationships in an ethical manner.

     You should avoid situations in which your personal, family or financial interests conflict or even appear to conflict with those of the Company. You may not engage in activities that compete with the Company or compromise its interests. You should not take for your own benefit opportunities discovered in the course of employment that you have reason to know would benefit the Company. The following are examples of actual or potential conflicts:

  you, or a member of your family, receive improper personal benefits as a result of your position in the Company;

  you use Company’s property for your personal benefit;

  you engage in activities that interfere with your loyalty to the Company or your ability to perform Company duties or responsibilities effectively;

  you work simultaneously (whether as an employee or a consultant) for a competitor, customer or supplier;

  you, or a member of your family, have a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to your income, net worth and/or financial needs, your potential to influence decisions that could impact your interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

  you, or a member of your family, acquire an interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the Company has, or might have, a legitimate interest;

  you, or a member of your family, receive a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

  you divulge or use the Company’s confidential information – such as financial data, customer information, or computer programs – for your own personal or business purposes;

  you make gifts or payments, or provide special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or

  you are given the right to buy stock in other companies or you receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

     Neither you, nor members of your immediate family, are permitted to solicit or accept valuable gifts, payments, special favors or other consideration from customers, suppliers or competitors. Gifts may be given only in compliance with the Foreign Corrupt Practices Act.

     Conflicts are not always clear-cut. If you become aware of a conflict described above or any other conflict, potential conflict, or have a question as to a potential conflict, you should consult with your manager or the Company’s Compliance Officer and/or follow the procedures described in Sections 10 and 11 of the Code. If you become involved in a situation that gives rise to an actual conflict, you must inform your supervisor or the Company’s Compliance Officer of the conflict.

VII.	CONFIDENTIALITY

     All confidential information concerning the Company obtained by you is the property of the Company and must be protected.

     Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You must maintain the confidentiality of such information entrusted to you by the Company, its customers and its suppliers, except when disclosure is authorized by the Company or required by law.

     Examples of confidential information include, but are not limited to: the Company’s trade secrets; business trends and projections; information about financial performance; new product or marketing plans; research and development ideas or information; manufacturing processes; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in dividend policies or amounts; significant personnel changes; and existing or potential major contracts, orders, suppliers, customers or finance sources or the loss thereof.

     Your obligation with respect to confidential information extends beyond the workplace. In that respect, it applies to communications with your family members and continues to apply even after your employment or director relationship with the Company terminates.

VIII.	FAIR DEALING

     Our goal is to conduct our business with integrity.

     You should endeavor to deal honestly with the Company’s customers, suppliers, competitors, and employees. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

     Examples of prohibited conduct include, but are not limited to:

  bribery or payoffs to induce business or breaches of contracts by others;

  acquiring a competitor's trade secrets through bribery or theft;or making false, deceptive or disparaging claims or comparisons about competitors or their products or services.
IX.	PROTECTION AND PROPER USE OF COMPANY ASSETS

     You should endeavor to protect the Company’s assets and ensure their proper use.

     Company assets, both tangible and intangible, are to be used only for legitimate business purposes of the Company and only by authorized employees or consultants. Intangible assets include intellectual property such as trade secrets, patents, trademarks and copyrights, business, marketing and service plans, engineering and manufacturing ideas, designs, databases, Company records, salary information, and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure or distribution of Company assets violates Company policy and this Code. Theft or waste of, or carelessness in using, these assets have a direct adverse impact on the Company's operations and profitability and will not be tolerated.

     The Company provides computers, voice mail, electronic mail (e-mail), and Internet access to certain employees for the purpose of achieving the Company’s business objectives. As a result, the Company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the Company’s computers or e-mail systems of any Company machine. You may not use e-mail, the Internet or voice mail for any illegal purpose or in any manner that is contrary to the Company’s policies or the standards embodied in this Code.

     You should not make copies of, or resell or transfer copyrighted publications, including software, manuals, articles, books, and databases being used in the Company, that were created by another entity and licensed to the Company, unless you are authorized to do so under the applicable license agreement. You must refrain from transferring any data or information to any Company computer other than for Company use. You may use a handheld computing device or mobile phone in connection with your work for the Company, but must not use such device or phone to access, load or transfer content, software or data in violation of any applicable law or regulation or without the permission of the owner of such content, software or data. If you should have any question as to what is permitted in this regard, please consult with the Company’s Compliance Officer.

X.	REPORTING VIOLATIONS OF COMPANY POLICIES AND RECEIPT OF COMPLAINTS REGARDING FINANCIAL REPORTING OR ACCOUNTING ISSUES

     You should report any violation or suspected violation of this Code to the appropriate Company personnel or via the Company’s anonymous and confidential reporting procedures.

     The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that you promptly bring to the attention of the Compliance Officer or, if appropriate, the Chair of the Audit Committee, any material transaction, relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation, or reasonably could be expected to give rise to a violation, of this Code. You should report any suspected violations of the Company’s financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices in accordance with the procedures set forth below.

     Here are some approaches to handling your reporting obligations:

  In the event you believe a violation of the Code, or a violation of applicable laws and/or governmental regulations has occurred or you have observed or become aware of conduct which appears to be contrary to the Code, immediately report the situation to your supervisor, the Compliance Officer or the Chair of the Audit Committee. Supervisor or managers who receive any report of a suspected violation must report the matter to the Compliance Officer.

  If you have or receive notice of a complaint or concern regarding the Company’s financial disclosure, accounting practices, internal accounting controls, auditing, or questionable accounting or auditing matters, you must immediately advise your supervisor, the Compliance Officer or the Chair of the Audit Committee.

  If you wish to report any such matters anonymously or confidentially, then you may do so as follows:

  Contact www.beheard.co.za our third party disclosure provider and follow the link to report a violation .

  Calling toll free 0800 00 32 37 our anonymous Compliance Hotline maintained by our third party disclosure provider.

  Matters may also be reported directly to the Chair of the Audit Committee at:

  Chris Seabrooke
  PO Box 78677
  Sandton
  2146
  or,
  Chris@sabvest.co.za

  Use common sense and good judgment; Act in good faith. You are expected to become familiar with and to understand the requirements of the Code. If you become aware of a suspected violation, don’t try to investigate it or resolve it on your own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as promptly as possible, and delay may affect the results of any investigation. A violation of the Code, or of applicable laws and/or governmental regulations is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.

  Internal investigation. When an alleged violation of the Code, applicable laws and/or governmental regulations is reported, the Company will take appropriate action in accordance with the compliance procedures outlined in Section 11 of the Code. You are expected to cooperate in internal investigations of alleged misconduct or violations of the Code or of applicable laws or regulations.

  No fear of retaliation. It is Company policy that there be no intentional retaliation against any person who provides truthful information to a Company or law enforcement official concerning a possible violation of any law, regulation or Company policy, including this Code. Persons who retaliate may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment. In cases in which you report a suspected violation in good faith and are not engaged in the questionable conduct, the Company will attempt to keep its discussions with you confidential to the extent reasonably possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know” basis. No retaliation shall be taken against you for reporting alleged violations while acting in good faith.

XI.	COMPLIANCE PROCEDURES

     The Company has established this Code as part of its overall policies and procedures. To the extent that other Company policies and procedures conflict with this Code, you should follow this Code. The Code applies to all Company directors and Company employees, including all officers, in all locations.

     The Code is based on the Company’s core values, good business practices and applicable law. The existence of a Code, however, does not ensure that directors, officers and employees will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to the Code must know and understand the Code as it applies to them and as it applies to others. You must champion the Code and assist others in knowing and understanding it.

  Compliance. You are expected to become familiar with and understand the requirements of the Code. Most importantly, you must comply with it.

  CEO Responsibility. The Company’s CEO shall be responsible for ensuring that the Code is established and effectively communicated to all employees, officers and directors. Although the day- to-day compliance issues will be the responsibility of the Company’s managers, the CEO has ultimate accountability with respect to the overall implementation of and successful compliance with the Code.

  Corporate Compliance Management. The CEO shall select an employee to act as the Corporate Compliance Officer. The Corporate Compliance Officer is currently Warren Segall. The Compliance Officer’s charter is to ensure communication, training, monitoring, and overall compliance with the Code. The Compliance Officer will, with the assistance and cooperation of the Company’s officers, directors and managers, foster an atmosphere where employees are comfortable in communicating and/or reporting concerns and possible Code violations.

  Internal Reporting of Violations. The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that all employees, officers and directors of the Company report suspected violations in accordance with Section 9 of this Code.

  Screening of Employees. The Company shall exercise due diligence when hiring and promoting employees and, in particular, when conducting an employment search for a position involving the exercise of substantial discretionary authority, such as a member of the executive team, a senior management position or an employee with financial management responsibilities. The Company shall make reasonable inquiries into the background of each individual who is a candidate for such a position. All such inquiries shall be made in accordance with applicable law and good business practice.

  Access to the Code. The Company shall ensure that employees, officers and directors may access the Code on the Company’s website. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information. From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed.

  Monitoring. The officers of the Company shall be responsible to review the Code with all of the Company’s managers. In turn, the Company’s managers with supervisory responsibilities should review the Code with his/her direct reports. Managers are the “go to” persons for employee questions and concerns relating to the Code, especially in the event of a potential violation. Managers or supervisors will immediately report any violations or allegations of violations to the Compliance Officer. Managers will work with the Compliance Officer in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code’s policies and overall compliance with the Code and other related policies.

  Auditing. An internal audit team selected by the Audit Committee will be responsible for auditing the Company’s compliance with the Code.

  Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a shareholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the manager or investigator should immediately notify the Compliance Officer, who, in turn, shall notify the Chairman of the Audit Committee, as applicable. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, any person who received such report should immediately report the alleged violation to the Compliance Officer, if appropriate, the Chief Executive Officer and/or Chief Financial Officer, and, in every such case, the Chairman of the Audit Committee. The Compliance Officer or the Chairman of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

  Disciplinary Actions. Subject to the following sentence, the Compliance Officer, after consultation with the Group Manager of Human Resources, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be responsible for determining appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. Any employee engaged in the exercise of substantial discretionary authority, including any Senior Officer, who is found to have engaged in a violation of law or unethical conduct in connection with the performance of his or her duties for the Company, shall be removed from his or her position and not assigned to any other position involving the exercise of substantial discretionary authority. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee’s supervisor, if any, who directs or approves such employees’ improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.

  Retention of Reports and Complaints. All reports and complaints made to or received by the Compliance Officer or the Chair of the Audit Committee shall be logged into a record maintained for this purpose by the Compliance Officer and this record of such report shall be retained for five (5) years.

  Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Compliance Officer shall be responsible for complying with such reporting requirements.

  Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the manager and the Compliance Officer should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.
XII.	PUBLICATION OF THE CODE OF BUSINESS CONDUCT AND ETHICS; AMENDMENTS AND WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

     The most current version of this Code will be posted and maintained on the Company’s website and filed as an exhibit to the Company’s Annual Report on Form 10-K. The Company’s Annual Report on Form 10-K shall disclose that the Code is maintained on the website and shall disclose that substantive amendments and waivers will also be posted on the company’s website.

     Any substantive amendment or waiver of this Code (i.e., a material departure from the requirements of any provision) particularly applicable to or directed at executive officers or directors may be made only after approval by the Board of Directors after receiving a recommendation from a committee comprised of a majority of independent directors and will be disclosed within four (4) business days of such action (a) on the Company’s website for a period of not less than twelve (12) months and (b) in a Form 8-K filed with the Securities and Exchange Commission. Such disclosure shall include the reasons for any waiver. The Company shall retain the disclosure relating to any such amendment or waiver for less than five (5) years.

NET1 UEPS TECHNOLOGIES INC.

POLICY FOR REPORTING VIOLATIONS AND COMPLAINTS

XIII.	POLICY STATEMENT

     One of our Company’s most valuable assets is its integrity. Protecting this asset is the job of everyone in the Company. We have established a Code of Business Conduct and Ethics to help our employees comply with the law and regulations applicable to our business and to maintain the highest standards of ethical conduct. This policy is meant to supplement our Code of Business Conduct and Ethics by encouraging employees to report any suspected violations or concerns as to compliance with laws, regulations, our Code of Business Conduct and Ethics or other Company policies, or any complaints or concerns regarding the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters.

XIV.	OBLIGATION TO REPORT SUSPECTED OR ACTUAL VIOLATIONS; ANONYMOUS REPORTING

(a) Reporting Generally

     It is every employee’s obligation to report suspected or actual violations of laws, government rules and regulations, or the Company’s Code of Business Conduct and Ethics or other Company policies. You must report any suspected violations of the laws and rules that govern the reporting of the Company’s financial performance, and any complaint or concern regarding the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters.

     You can report any such matters directly to your supervisor or manager or by the procedures set forth below. As noted below, supervisors and managers are required to report to the Compliance Officer any time they receive a report of a concern about our compliance with laws, the Code of Business Conduct and Ethics or other Company policy, any notice of any suspected wrong-doing by any Company employee, officer or director, any complaint or concern about the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters.

     Matters may also be reported directly to the Chair of the Audit Committee at:

     Chris Seabrooke
     PO Box 78677
     Sandton 2146
     or,
     Chris@sabvest.co.za

(b) Anonymous Reporting

     If you wish to report any such matters anonymously, you may do so as follows:

  Contact www.beheard.co.za, a website for anonymous complaints maintained by Be Heard, our third party disclosure provider
  Calling toll free 0800 00 32 37, our Compliance Hotline maintained by Be Heard 24 hours a day, seven days a week

     All disclosures made by telephone are recorded digitally by Be Heard and stored so that these recorded calls can be accessed at some later stage should a dispute arise or should the details of the call need to be reviewed.

     Once the contact centre receives the disclosure it is reviewed by an experienced person who will always listen to the recording again to ensure that every detail has been noted. The disclosure is “sanitised” to remove the name or any other information which could identify the complainant. This also applies to messages received via e-mail. The report is then signed off by a Be Heard senior manager and is e-mailed to the Compliance Officer and the Chairman of the Audit Committee.

     The Compliance Officer will then take up the matter with the relevant parties involved and will keep the Chief Financial Officer informed. The outcome of the disclosure will be forwarded to the Chairman of the Audit Committee, the Chief Financial Officer and Be Heard. Feedback can thus be provided to the original complainant if they so require such information. All incidents are discussed by the Compliance Officer at the following Audit Committee meeting.

     TREATMENT AND RETENTION OF COMPLAINTS AND REPORTS

     Each supervisor and manager shall report any suspected violation, concern or complaint reported to such person by employees or other sources to the Compliance Officer to assure proper treatment and retention of complaints, concerns or notices of potential violations. In addition, employees should take note that persons outside the Company may report complaints or concerns about suspected violations, or concerns regarding internal accounting controls, accounting or auditing matters. These concerns and complaints should be reported immediately on receipt to the Compliance Officer.

     Supervisors and managers as well as the Compliance Officer shall promptly consider the information, reports or notices received by them under this policy or otherwise. Each person shall take appropriate action, including investigation as appropriate, in accordance with the law, governmental rules and regulations, the Company’s Code of Business Conduct and Ethics and otherwise consistent with good business practice.

     Upon a report to the Compliance Officer, all notices or reports of suspected violations, complaints or concerns received pursuant to this policy shall be recorded in a log, indicating the description of the matter reported, the date of the report and the disposition thereof, and the log shall be retained for five years. This log shall be maintained by the Compliance Officer.

XV.	STATEMENT OF NON-RETALIATION

     It is a federal crime for anyone to retaliate intentionally against any person who provides truthful information to a law enforcement official concerning a possible violation of any federal law. Moreover, the Company will not permit any form of intimidation or retaliation by any officer, employee, contractor, subcontractor or agent of the Company against any employee because of any lawful act done by that employee to:

  provide information or assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of laws, rules, regulations, the Company’s Code of Business Conduct and Ethics, or any Company policies; or
  file, testify, participate in, or otherwise assist in a proceeding relating to a violation of any law, rule or regulation.

     Any such action is a violation of Company policy and should be reported to the Compliance Officer immediately under this policy.

XVI.	STATEMENT OF CONFIDENTIALITY

     The Company will, to the extent reasonably possible, keep confidential both the information and concerns reported under this policy, and its discussions and actions in response to these reports and concerns. In the course of its investigation, however, the Company may find it necessary to share information with others on a “need to know” basis.